Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the St. Jude Medical, Inc. Management Savings Plan, as amended and restated effective January 1, 2016, of our reports dated February 23, 2016 (except for Notes 1 and 9, as to which the date is June 7, 2016), with respect to the consolidated financial statements and schedule of St. Jude Medical, Inc. and the effectiveness of internal control over financial reporting of St. Jude Medical, Inc., included in St. Jude Medical, Inc.’s Current Report on Form 8-K dated June 7, 2016 for the year ended January 2, 2016, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Minneapolis, Minnesota

August 3, 2016